Exhibit 99.1

Argan, Inc. Announces Appointment of William F. Griffin as President and Chief
Executive Officer of Gemma Power Systems

September 3, 2008 — Rockville, MD – Argan, Inc. (AMEX: AGX) today announced that William F. Griffin, Jr. has been named President and Chief Executive Officer of its wholly-owned subsidiary Gemma Power Systems, effective immediately. Mr. Griffin’s appointment follows the resignation of Timothy Curran on August 29, 2008.

Rainer Bosselmann, Chairman and CEO of Argan, Inc. stated, “As a co-founder of Gemma Power Systems, Bill Griffin helped to build one of the leading power plant design and construction firms in the industry. At the time of Argan’s acquisition of Gemma he was the company’s President and Chief Operating Officer and has since maintained his leadership role as a managing director. With his more than 33 years of experience in all aspects of engineering and construction, industry relationships and expertise in the day to day operations of Gemma, Bill is distinctly qualified to lead the company’s growth and we are pleased that he has accepted this role.“

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary.  These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as wind power and solar.  Argan also owns Southern Maryland Cable, Inc. and Vitarich Laboratories, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to; (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann/Arthur Trudel	John Nesbett/Jennifer Belodeau
301.315.0027	Institutional Marketing Services (IMS)
203.972.9200